Exhibit 99.1


                          PRESS RELEASE


                     FIRST KEYSTONE ANNOUNCES
             KINGSTON, PENNSYLVANIA BRANCH RELOCATION

Berwick, Pennsylvania - FEBRUARY 17, 2012 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, one of the region's most customer focused community banks, is announcing the relocation of their Kingston branch. In direct response from many customers, the bank has actively sought a location that would provide added convenience and easier access. Customers of the existing Kingston location will work with the same knowledgeable and friendly staff members they've come to know and trust since 2002.

Currently, the branch is located at 179 Wyoming Avenue. The Bank has recently closed on the purchase of property at 299 Wyoming
Avenue, and is in the process of obtaining regulatory approval to begin construction of a new full service banking facility.


First Keystone has been successful in the Kingston area and the Bank looks forward to becoming an even greater part of this vibrant community. CEO Matthew Prosseda advised, "People who care for their towns and cities, like the people of Kingston, are the customers we are proud to serve. We are committed to our customers and to being the bank where local, independent decisions are made."

First Keystone Community Bank has a track record of solid business decisions, and provides innovative business and personal banking products that focus on "Yesterday's Traditions.
Tomorrow's Vision". First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (6), Montour (1) and
Monroe (4) counties.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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